Distributorship Agreement

This Distributorship Agreement (the “Agreement”) is entered into as of ____________ by and between ShieldZone Corporation, a Utah corporation (“ShieldZone”) and ________________ (“Distributor”).

RECITALS

WHEREAS, ShieldZone manufactures and sells invisibleSHIELDTM branded protective films for protecting screens of electronic devices including, but not limited to, cellular telephones, portable music/video players and other portable electronic devices and/or for protecting casings or housings of said electronic devices in the United Staes of America; and

WHEREAS, Distributor is in the business of distributing such protective films; and

WHEREAS, the parties desire that Distributor shall have the right to sell invisibleSHIELDTM branded protective films in _____________________ (“Territory”). (Any future addition of Territories must be agreed to in writing before Distributor engages in selling invisibleSHIELDTM products in potential new territories.)

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties agree as follows:

SECTION ONE—PROMOTION OF SALE

Distributor will use its best efforts, and make available the use of its sales force, for the purpose of promoting the sale of ShieldZone invisibleSHIELDTM branded protective films within the Territory. Distributor may also promote the sale of ShieldZone accessories, as mutually agreed upon by the parties.

SECTION TWO—COVENANTS OF DISTRIBUTOR

Distributor shall perform, at Distributor’s expense, the following duties to ShieldZone’s satisfaction:

2.1    Promotions and Marketing. Distributor shall engage in sales promotion activities in the Territory, including, but not limited to, the distribution of marketing materials to current and potential customers. Distributor shall pay for printing of any marketing materials to be used in the Territory, and all such marketing materials are subject to approval by ShieldZone. ShieldZone shall provide samples to Distributor at no charge. ShieldZone invisibleSHIELDTM branded films and accessories are collectively referred to as “ShieldZone Products”.

2.2    Sales Organization. Distributor will maintain a qualified sales organization which will call on customers and potential customers in the Territory as may be reasonably likely to purchase any of the ShieldZone products. Distributor shall adhere to ShieldZone sales and marketing programs as provided to Distributor by ShieldZone from time to time.

2.3    Places of Business; Inventory. Distributor shall establish, staff, and maintain a place or places of business in the Territory as may be necessary to provide good customer support and marketing coverage in the Territory. Distributor will purchase and maintain an inventory of ShieldZone Products as necessary to adequately service customer requirements in the Territory.

2.4    Coordination. Distributor shall coordinate its sales efforts with ShieldZone. In addition, Distributor shall establish and maintain records of its sales in sufficient detail to permit identification and destination of each of the ShieldZone Products sold by Distributor and Distributor shall make these records available for inspection and copying by ShieldZone. Distributor shall retain these records until ShieldZone either (a) accepts custody of the records, or (b) consents in writing to their destruction or other disposal.

2.5    General Conduct and Non-Competition. Distributor shall at all times conduct its business in a manner as will reflect favorably on ShieldZone and the ShieldZone Products and shall not engage in any deceptive, misleading, illegal, or unethical business practice. Distributor shall not design, manufacture, or market, nor will it act as a representative or distributor for, any products that compete with the ShieldZone Products during the term of this Agreement and for three (3) years following termination of this Agreement.

2.6    Sales Only in Territory. Distributor shall not offer or sell ShieldZone Products outside of the Territory and shall refer all inquiries regarding potential customers outside of the Territory to ShieldZone. In addition, Distributor shall not offer or sell ShieldZone Products to anyone who has the intent to offer or sell the ShieldZone Products outside of the Territory. Distributor shall not offer or sell ShieldZone Products on the Internet. ShieldZone may sell ShieldZone Products to customers from the Territory who place orders over the Internet.

SECTION THREE—PURCHASE OF PRODUCTS

3.1    Purchase Orders. Purchase of ShieldZone Products under this Agreement shall be made by delivery to ShieldZone of Distributor’s written purchase orders specifying in reasonable detail the types and quantities of ShieldZone Products being ordered. No purchase order is binding upon ShieldZone until accepted in writing by ShieldZone. Nothing in this Agreement is intended to create any duty on the part of ShieldZone to accept any order, it being expressly understood that the acceptance or rejection of any order is at the sole discretion of ShieldZone.

3.2    Prices. Prices and minimum order quantities shall be provided by ShieldZone to Distributor upon receipt of each purchase order from Distributor and are subject to change at any time by ShieldZone until each order is finalized. Prices and minimum order quantities shall be determined separately for each purchase order.

SECTION FOUR—TERM AND CONDITIONS

4.1    Shipment. All shipments under this Agreement shall be made in ShieldZone’ standard shipping packages to Distributor’s address in Territory. Unless otherwise instructed in writing by Distributor, ShieldZone shall select the carrier.

4.2    Acceptance. Distributor must inspect all ShieldZone Products promptly upon receipt at the shipping destination and may reject any goods that fail in a significant respect to meet ShieldZone’ acceptance specifications. ShieldZone Products not rejected by written notice to ShieldZone within 10 days of receipt shall be deemed to have been accepted. Rejected products shall be returned freight prepaid to ShieldZone within 10 days of the date ShieldZone authorizes return. As promptly as possible after receipt by ShieldZone of properly rejected goods, ShieldZone may, at its sole option, either repair or replace the properly rejected goods, or refund the purchase price to Distributor. ShieldZone shall prepay transportation costs back to Distributor and shall reimburse Distributor for any costs of transportation incurred by Distributor in connection with the return to ShieldZone of properly rejected goods; otherwise, Distributor must pay transportation costs in both directions.

4.3    Payment. Terms of payment shall be Net-30, except on the first order. First order Terms of Payment are as follows: ½ of payment (via wire transfer) must be received before shipement.

4.4    Taxes. Distributor shall bear all applicable federal, state, municipal and other government taxes (such as sales, use, value added, or any similar taxes); all customs duties, levies, imports, and similar charges; and all personal property taxes assessable on the ShieldZone Products after delivery to the carrier at ShieldZone’ distribution center.

4.5    Resale Prices. Distributor may set its own resale price for the ShieldZone Products, except that such prices must be mutually agreed to be reasonable after consultation with ShieldZone. Notwithstanding the foregoing, retailers in the Territory shall be required by Distributor to sell the ShieldZone Products within the range of ShieldZone’ suggested retail price (MSRP) and shall require that retailer not sell the ShieldZone Products below ShieldZone’ minimum retail price (MMRP). (See attached Exhibit A for pricing details).

4.6    Limitation of Liability and Indemnity Provisions. Notwithstanding any provision in this Agreement to the contrary, in no event is ShieldZone liable for indirect, incidental, or consequential damages and in no event may the liability of ShieldZone arising in connection with any of the ShieldZone Products sold hereunder (whether this liability arises from a claim based on contract, warranty, tort, or otherwise) exceed the actual amount paid by Distributor to ShieldZone for the Products. Distributor shall indemnify ShieldZone, its directors, officers, agents, employees, and affiliates for any actions, claims, liability, or losses resulting or arising from Distributor’s use, promotion, marketing, or sale of ShieldZone Products.

4.7    Use of Trademarks. Distributor is granted a limited right, during the term of this Agreement, to use the trademarks, service marks, corporate names, trade names, trade dress, and logos (collectively referred to herein as “Trademarks”) owned by ShieldZone in connection with the promotion and sale of ShieldZone Products. This limited right is expressly limited to uses approved by ShieldZone and necessary for sale of the ShieldZone Products and to the performance of Distributor’s obligations under this Agreement. Any use by Distributor of any Trademark used or otherwise owned anywhere in the world by ShieldZone (collectively referred to herein as the “ShieldZone Trademarks”) must first be approved in writing by ShieldZone. Distributor shall not: (i) use any ShieldZone Trademark as part of or in combination with any Trademark not owned by ShieldZone; (ii) use any ShieldZone Trademark on or in connection with products not purchased from ShieldZone; or (iii) take any action that could damage, injure, or disparage ShieldZone or the ShieldZone Trademarks. Distributor shall not use any Trademark other than the ShieldZone Trademarks on or in connection with the ShieldZone Products.

4.8    Ownership of Trademarks. Distributor acknowledges ShieldZone’ exclusive ownership of, and the renown of, the ShieldZone Trademarks throughout the world and specifically in the Territory. Distributor acknowledges (i) the value of the goodwill associated with the ShieldZone Trademarks; and (ii) that the ShieldZone Trademarks have acquired secondary meaning in the mind of the public. Distributor shall not take any action inconsistent with ShieldZone’ exclusive ownership of the ShieldZone Trademarks. Distributor has not acquired and shall not acquire, whether by operation of law, or otherwise, any right, title, or interest in or to any ShieldZone Trademarks. Any use by Distributor of the ShieldZone Trademarks and any goodwill or benefit arising therefrom shall inure to the sole and exclusive benefit of ShieldZone. Distributor shall have no right to assign or sublicense the use of any ShieldZone Trademark. In the event any ownership rights relating to any ShieldZone Trademark become vested in Distributor, Distributor hereby assigns and agrees to assign any such rights to ShieldZone and shall execute all documents and perform all actions reasonably necessary to effectuate and record such ownership and assignment(s) free of additional consideration. In the event that Distributor uses any Trademark other than a ShieldZone Trademark (“Other Trademarks”) in conjunction with a ShieldZone Trademark or on or in connection with a ShieldZone Product, without ShieldZone’ written consent, such Other Trademark shall be the sole and exclusive property of ShieldZone, unless Distributor ceases such unauthorized use within 10 days following written Notice from ShieldZone.

4.9    Ownership of Works. All works that are copyrighted, copyrightable or otherwise subject to intellectual property protection (“Works”), including, without limitation, translations, promotional, advertising, marketing, packaging and sales materials, used by Distributor on or in connection with the ShieldZone Products, shall be deemed a “work made for hire” and shall be owned exclusively by ShieldZone pursuant to this written instrument. To the extent that any such Works are not a “work made for hire” under applicable law, Distributor hereby assigns and agrees to assign to ShieldZone, all right, title, and interest in all intellectual property, such as copyright protection, relating to such Works. Distributor shall execute all documents and perform all actions reasonably necessary to effectuate and record such ownership and assignment(s) free of additional consideration.

4.10    Confidential Information. Distributor shall maintain the confidentiality of all information that is received from ShieldZone, including, without limitation, information relating to new products, trade secrets, business plans and relationships, strategic marketing plans, financial matters, manufacturing methods, sources of supply, customers, and other information that is proprietary to ShieldZone (collectively known as “Confidential Information”). Distributor shall not use Confidential Information in any way detrimental to ShieldZone and shall not directly or indirectly disclose Confidential Information outside of Distributor. Distributor hereby assigns to ShieldZone, all rights, title, and interest, in and to all work product conceived, produced, or otherwise generated by Distributor in connection with Distributor’s receipt of Confidential Information, including, but not limited to any ideas, inventions, copyrights, discoveries and/or improvements generated by Distributor. Distributor shall execute all documents and perform all actions reasonably necessary to effectuate and record such ownership and assignment(s) free of additional consideration. Distributor shall maintain as confidential: (i) this Agreement; and (ii) all information relating to the terms of this Agreement. Information received from ShieldZone shall cease to be Confidential Information when it is: (i) in the public domain; or (ii) is received by Distributor from a source other than ShieldZone, as shown by Distributor’s records, that does not have a confidentiality agreement with ShieldZone.

4.11    Cooperation. Upon ShieldZone’ request, Distributor shall provide to ShieldZone such documents, specimens, packaging, labels, tags, or other materials required for the execution, filing, and prosecution of any applications or registrations relating to ShieldZone’ intellectual property and shall perform all other actions reasonably required for such applications or registrations or to effectuate and record any assignments required herein. Distributor shall also perform all actions reasonably required to confirm this Agreement or to record Distributor as a registered user in the Territory. All such confirmations or recordations may be cancelled solely by ShieldZone. Distributor hereby consents to such cancellation as requested by ShieldZone.

4.12    Infringement. Distributor shall immediately notify ShieldZone of any infringement of any intellectual property rights owned by ShieldZone, and shall cooperate with and assist ShieldZone, in connection with any action ShieldZone may elect to undertake relating thereto. ShieldZone shall have the sole right to engage in, prosecute, withdraw from, or receive monetary compensation in any action relating to any such infringement.

4.13    Export of Products. Any and all obligations of ShieldZone to provide products shall be subject in all respects to United States laws and regulations relating to the delivery of products abroad. Distributor shall be solely responsible for the payment or discharge of any fees or duties in connection with transporting ShieldZone Products to or selling or using ShieldZone Products in the Territory.

4.14    Approval Process. Prior to using any materials that incorporate a ShieldZone Trademark, such as packaging, promotional, marketing, or sales materials, Distributor shall submit such materials to ShieldZone for approval. In the event ShieldZone fails to give its written approval within 20 days from ShieldZone’ receipt of such materials, the materials shall be deemed not to have been approved.

SECTION FIVE—TERM AND TERMINATION

5.1    Term. Unless terminated earlier pursuant to this Section Five, this Agreement shall terminate on January 24th, 2007.

5.2    Breach. Any material breach of this Agreement by either party constitutes a default if not cured within 20 days after written notice of the breach is given. Upon default by either party, the other party may terminate this Agreement immediately upon written notice.

5.3    Termination without Cause. Either party may unilaterally terminate this Agreement at any time without cause on 60 days’ written notice to the other party.

5.4    Termination for Insolvency. Subject to any applicable law to the contrary, this Agreement may be immediately terminated by either party in the event the non-terminating party files or becomes the subject of any action for bankruptcy, reorganization, receivership or similar relief under any laws intended for the benefit of creditors, shall have a receiver or manager appointed in respect to any part of the non-terminating party’s business, shall make an assignment for the benefit of a creditor or shall become insolvent, or in the event that the non-terminating party shall voluntarily or involuntarily dissolve, liquidate, or terminate its existence.

5.5    Effect of Termination. Upon termination, Distributor shall cease being a ShieldZone distributor, and neither party shall have any further rights against the other except for money owed and other rights as by their nature must survive termination of this Agreement, including, but not limited to, the obligations contained in Sections 2.4, 2.5, and 4.8-4.11, which shall survive termination of this Agreement.

SECTION SIX—MISCELLANEOUS

6.1    Independent Contractor. Distributor is an independent contractor and not an agent or employee of ShieldZone, and will not hold itself out as, or give any person reason to believe that it is, an agent or employee of ShieldZone. Distributor shall not make any representations or warranties of any kind on behalf of ShieldZone. Distributor shall indemnify and hold ShieldZone harmless from and against any and all claims, liabilities, and damages arising out of breach of this provision by, or otherwise attributable to any act or omission of, Distributor, its agents or employees.

6.2    Assignment. Rights conferred on Distributor by this Agreement are personal and may not be transferred, sublicensed, or assigned without ShieldZone’ prior, express and written consent.

6.3    Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, United States of America.

6.4    Equitable Relief. Each party further understands and agrees that (i) money damages would not be a sufficient remedy for any breach of this Agreement and (ii) the non-breaching party would be irreparably harmed if any of the provisions of this Agreement were not performed in accordance with their respective terms or were otherwise breached and, accordingly, that the non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for the breach of this Agreement, but shall be in addition to all of the remedies at law or in equity to the non-breaching party.

6.5    Arbitration. Distributor agrees that any and all controversies, claims or disputes with ShieldZone arising out of this Agreement, including, without limitation, any breach of this Agreement, shall be subject to binding arbitration. DISTRIBUTOR AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT. Distributor agrees that any arbitration will be administered by the American Arbitration Association (“AAA”), consistent with its rules, and that such arbitration shall take place in Salt Lake City, Utah, United States of America.

6.6    Attorney Fees. In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that the unsuccessful party may be required to pay, a reasonable sum for the successful party’s attorney fees and costs.

6.7    Headings. The headings used in this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.

6.8    Impracticability. This Agreement may be terminated at any time without liability of one party as against the other if the situation between nations renders the performance of this Agreement impracticable.

6.9    Entire Agreement. This Agreement supersedes and cancels all prior agreements, if any, between the parties, and may not be amended, altered, or changed except by a written agreement signed by both parties. This Agreement is in the English language only, which language in controlling in all respects.

6.10    Notices. Any Notice, approval, or other communication required or permitted herein shall be in writing and shall be considered to be given: (a) upon personal delivery or delivery by facsimile (with confirmation of receipt); or (b) two (2) days after being deposited with an international courier (e.g., United Parcel Service) via second-day guaranteed express air mail. All such communications shall be to the following:

To ShieldZone:

Phillip Chipping
ShieldZone, Inc.
3855 South 500 West Suite B
Salt Lake City, UT 84121
USA
Facsimile No. (801) 281-3458

with a courtesy copy to:
Carl T. Reed
Workman Nydegger
1000 Eagle Gate Tower
60 East South Temple
Salt Lake City, Utah 8411
Facsimile No. (801) 321-8826

To Distributor:

Name:___________________
_________________________
_________________________
_________________________
Facsimile No.

6.11    Effect of Partial Invalidity. The invalidity of any part of this Agreement shall not be deemed to affect the validity of any other part. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect.

6.12    Waiver. Failure by either party at any time or from time to time to enforce any of the provisions of this Agreement is not construed to be a waiver of that provision or of the party’s right to subsequently enforce each and every provision of this Agreement.

6.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

ShieldZone, Inc.:	Company:
By: _______________	By: _____________
Name: Robert G. Pedersen II	Name:___________
Its:President & CEO	Its: ____________